                                                                                                                                                Exhibit 10.71

GUESS?, INC.

WRITTEN DESCRIPTION OF PERFORMANCE-BASED BONUS CRITERIA FOR

NAMED EXECUTIVE OFFICERS WITH RESPECT TO THE

FISCAL YEAR ENDING DECEMBER 31, 2006

Guess?, Inc. (the “Company”) maintains an annual executive compensation program, pursuant to which certain employees of the Company are eligible to receive cash bonuses and equity incentive awards, including stock options, restricted stock and/or performance shares (“Equity Incentives”), upon achievement of pre-established performance goals. Any Equity Incentives awarded under the executive compensation program will be granted pursuant to the terms of the existing Guess?, Inc. 2004 Equity Incentive Plan, previously approved by the shareholders of the Company on May 10, 2004 and filed April 14, 2004 as Exhibit A to the Company’s 2004 Definitive Proxy Statement (the “2004 Plan”). Any cash bonuses awarded under the executive compensation program will be granted pursuant to the terms of the 2004 Plan or the existing Guess?, Inc. Annual Incentive Bonus Plan, previously approved by the shareholders of the Company on May 10, 2005 and filed April 15, 2005 as Appendix A to the Company’s 2005 Definitive Proxy Statement.

On February 23, 2006, the Compensation Committee of the Board of Directors of the Company established performance goals under the annual executive compensation program for the current fiscal year ending December 31, 2006 for its executive officers. The performance goals vary by individual and are based on net earnings of the Company or particular segments thereof, operating earnings by segment or, in certain cases, gross margins by segment. The performance goals with respect to the individuals that are expected to be designated as Named Executive Officers in the Company’s 2006 Proxy Statement are based on (i) for Maurice Marciano and Paul Marciano, Co-Chairmen and Co-CEOs, total Company net earnings, (ii) for Carlos Alberini, President and Chief Operating Officer, and Michael Relich, Senior Vice President and Chief Information Officer, net earnings for North American operations (excluding royalties) and (iii) for Nancy Shachtman, President of Wholesale, net earnings for North American operations (excluding royalties) and U.S. wholesale gross margin (adjusted for specified direct expenses). Upon achievement of such pre-established performance goals, incentive amounts will be payable in pre-established combinations of cash, stock options and restricted stock or performance shares.